EXHIBIT 99.1

Itron Announces Fourth Quarter and Full Year 2025 Financial Results

LIBERTY LAKE, Wash., Feb. 17, 2026 (GLOBE NEWSWIRE) -- Itron, Inc. (NASDAQ:ITRI), which is innovating new ways for utilities and cities to manage energy and water, announced today financial results for its fourth quarter and full year ended Dec 31, 2025. Key results for the quarter and full year include (compared with the fourth quarter and full year of 2024):

  Revenue of $572 million and $2.4 billion, decreased 7% and 3%;
  GAAP net income attributable to Itron, Inc. of $102 million and $301 million, increased $44 million and $62 million;
  GAAP diluted earnings per share of $2.21 and $6.50, increased $0.95 and $1.32;
  Non-GAAP diluted EPS of $2.46 and $7.13, increased $1.11 and $1.51;
  Adjusted EBITDA of $99 million and $374 million, increased 21% and 16%; and
  Free cash flow of $112 million and $383 million, increased $41 million and $175 million

“Grid Edge Intelligence platform adoption drove strong financial results in the fourth quarter,” said Tom Deitrich, Itron’s president and CEO. “We achieved numerous financial records, led by Outcomes growth of 23% which is a record level of revenue for that segment. The modern grid cannot operate without real-time intelligence, and Itron is the intelligence layer of the grid.

“We also announced the acquisition of Urbint and Locusview during the quarter. With these capabilities, Itron will increase our AI enhanced software solutions and recurring revenue through a focus on intelligent, proactive resiliency.”

Summary of Fourth Quarter Consolidated Financial Results
(All comparisons made are against the prior year period unless otherwise noted)

Revenue

Total fourth quarter revenue of $572 million compared to $613 million in the prior year. The decrease was driven primarily by portfolio optimization and the timing of project deployments.

Device Solutions revenue decreased 3%, or 7% in constant currency, due to lower legacy electricity product sales related to portfolio optimization in EMEA and lower North American project deployments.

Networked Solutions revenue decreased 15%, due to the timing of project deployments.

Outcomes revenue increased 23%, due to increased delivery services and recurring revenue.

Resiliency Solutions revenue was $3 million which only includes revenue from Urbint since the acquisition closed on November 3, 2025.

Gross Margin
Total company GAAP gross margin of 40.5% increased 560 basis points from the prior year due to customer and product mix.

Operating Expenses and Operating Income
GAAP operating expenses of $153 million increased $2 million from the prior year, and Non-GAAP operating expenses of $142 million decreased $1 million from the prior year.

GAAP operating income of $79 million was $16 million higher than the prior year, and Non-GAAP operating income of $91 million was $20 million higher than the prior year. Both GAAP and Non-GAAP increases were due primarily to higher gross profit.

Net Income and Earnings per Share (EPS)
Net income attributable to Itron, Inc. for the quarter was $102 million, or $2.21 per diluted share, compared with a net income of $58 million, or $1.26 per diluted share in 2024. The increase was driven by higher GAAP operating income and a tax benefit in the fourth quarter of 2025.

Non-GAAP net income attributable to Itron, Inc., which excludes the expenses associated with amortization of intangible assets, amortization of debt placement fees, restructuring, loss on sale of businesses, strategic initiatives, acquisition and integration, and the tax effect of excluding these expenses, was $113 million, or $2.46 per diluted share, compared with $62 million, or $1.35 per diluted share in 2024. The increase was driven by higher non-GAAP operating income and a tax benefit in the fourth quarter of 2025.

Cash Flow

Net cash provided by operating activities was $119 million in the fourth quarter compared with $80 million in the prior year. Free cash flow was $112 million in the fourth quarter compared with $70 million in the prior year. The increase in free cash flow was primarily due to improved working capital and higher earnings.

Other Measures

Total backlog at quarter end was $4.5 billion compared with $4.7 billion in the prior year. Bookings in the quarter totaled $0.7 billion, and bookings for the full year totaled $2.1 billion.

Q1 and Full Year 2026 Current Outlook

First quarter 2026 financial outlook:

  Revenue between $565 and $575 million
  Non-GAAP diluted EPS between $1.20 and $1.30

Full year 2026 financial outlook:

  Revenue between $2.35 to $2.45 billion
  Non-GAAP diluted EPS between $5.75 to $6.25

Locusview, Ltd. Acquisition
Itron, Inc. announced on November 17, 2025, the signing of a definitive agreement to acquire Locusview, Ltd. and subsidiaries (“Locusview”), a privately held utility-focused software and services company that is based in the United States and Israel. The purchase price for the acquisition was $525 million and was funded through cash on hand. The transaction closed in January of 2026.

Earnings Conference Call
Itron will host a conference call to discuss the financial results contained in this release at 10 a.m. EST on February 17, 2026. Interested parties may listen to the conference call on a live webcast. The webcast, along with a supplemental presentation, may be accessed from the company’s website at https://investors.itron.com/events-presentations. Participants should access the webcast 10 minutes prior to the start of the call. A webcast replay of the conference call will be available through February 25, 2026 and may be accessed on the company's website at http://investors.itron.com/events-presentations.

About Itron
Itron is a proven global leader in energy, water, smart city, IIoT and intelligent infrastructure services. For utilities, cities and society, we build innovative systems, create new efficiencies, connect communities, encourage conservation and increase resourcefulness. By safeguarding our invaluable natural resources today and tomorrow, we improve the quality of life for people around the world. Join us: www.itron.com

Itron® and the Itron Logo are registered trademarks of Itron, Inc. in the United States and other countries and regions. All third-party trademarks are property of their respective owners, and any usage herein does not suggest or imply any relationship between Itron and the third party unless expressly stated.

Cautionary Note Regarding Forward Looking Statements
This release contains, and our officers and representatives may from time to time make, "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical factors nor assurances of future performance. These statements are based on our expectations about, among others, revenues, operations, financial performance, earnings, liquidity, earnings per share, cash flows and restructuring activities including headcount reductions and other cost savings initiatives. This document reflects our current strategy, plans and expectations and is based on information currently available as of the date of this release. When we use words such as "expect", "intend", "anticipate", "believe", "plan", "goal", "seek", "project", "estimate", "future", "strategy", "objective", "may", "likely", "should", "will", "will continue", and similar expressions, including related to future periods, they are intended to identify forward-looking statements. Forward-looking statements rely on a number of assumptions and estimates. Although we believe the estimates and assumptions upon which these forward-looking statements are based are reasonable, any of these estimates or assumptions could prove to be inaccurate and the forward-looking statements based on these estimates and assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors. Therefore, you should not rely on any of these forward-looking statements. Some of the factors that we believe could affect our results include our ability to execute on our restructuring plans, our ability to achieve estimated cost savings, the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, adverse impacts of litigation, changes in laws, regulations, tariffs, sanctions, trade policies and retaliatory responses, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, increasing volatility in foreign exchange rates, international business risks, uncertainties caused by adverse economic conditions, including without limitation those resulting from extraordinary events or circumstances and other factors that are more fully described in Part I, Item 1A: Risk Factors included in our Annual Report on Form 10-K for the year ended Dec. 31, 2024 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update or revise any information in this press release.

Non-GAAP Financial Information

To supplement our consolidated financial statements, which are prepared in accordance with accounting principles generally accepted in the United States (GAAP), we use certain adjusted or non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted earnings per share (EPS), adjusted EBITDA, free cash flow, adjusted gross profit, adjusted operating income, and constant currency. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. We exclude certain costs in our non-GAAP financial measures as we believe the net result is a measure of our core business. We believe these measures facilitate operating performance comparisons from period to period by eliminating potential differences caused by the existence and timing of certain expense items that would not otherwise be apparent on a GAAP basis. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. We strongly encourage investors and shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. Our non-GAAP financial measures may be different from those reported by other companies. When providing future outlooks and/or earnings guidance, a reconciliation of forward-looking non-GAAP diluted EPS to the GAAP diluted EPS has not been provided because we are unable to predict with reasonable certainty the potential amount or timing of restructuring related expenses and their related tax effects without unreasonable effort. These costs are uncertain, depend on various factors and could have a material impact on GAAP results for the guidance period. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures, and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

For additional information, contact:

Itron, Inc.

Paul Vincent
Vice President, Investor Relations
512-560-1172

David Means
Director, Investor Relations
737-242-8448
Investors@itron.com

Itron, Inc.

  LinkedIn: https://www.linkedin.com/company/itroninc
  X: https://x.com/ItronInc
  Newsroom: https://na.itron.com/newsroom
  Blog: https://blogs.itron.com

ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Revenues
Product revenues	$474,328	$532,401	$2,008,976	$2,131,379
Service revenues	97,329	80,463	358,218	309,458
Total revenues	571,657	612,864	2,367,194	2,440,837
Cost of revenues
Product cost of revenues	289,255	353,909	1,292,329	1,429,942
Service cost of revenues	50,666	45,075	182,747	171,578
Total cost of revenues	339,921	398,984	1,475,076	1,601,520

Gross profit	231,736	213,880	892,118	839,317

Operating expenses
Sales, general and administrative	95,300	85,046	352,965	339,069
Research and development	53,109	58,343	207,041	215,034
Amortization of intangible assets	4,609	4,517	18,034	17,828
Restructuring	59	3,303	931	2,679
(Gain) loss on sale of business	—	(59)	79	597
Total operating expenses	153,077	151,150	579,050	575,207

Operating income	78,659	62,730	313,068	264,110
Other income (expense)
Interest income	10,794	12,183	48,376	34,577
Interest expense	(5,563)	(5,591)	(22,451)	(15,379)
Other income (expense), net	1,915	528	3,274	1,223
Total other income (expense)	7,146	7,120	29,199	20,421

Income before income taxes	85,805	69,850	342,267	284,531
Income tax benefit (provision)	17,205	(11,283)	(38,932)	(43,407)
Net income	103,010	58,567	303,335	241,124
Net income attributable to noncontrolling interests	1,382	460	2,280	2,019
Net income attributable to Itron, Inc.	$101,628	$58,107	$301,055	$239,105

Net income per common share - Basic	$2.25	$1.29	$6.62	$5.27
Net income per common share - Diluted	$2.21	$1.26	$6.50	$5.18

Weighted average common shares outstanding - Basic	45,248	45,100	45,492	45,368
Weighted average common shares outstanding - Diluted	46,080	46,036	46,323	46,187

ITRON, INC.
SEGMENT INFORMATION

(Unaudited, in thousands)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Product revenues
Device Solutions	$104,175	$107,373	$444,598	$473,329
Networked Solutions	322,862	387,421	1,442,243	1,546,278
Outcomes	47,291	37,607	122,135	111,772
Resiliency Solutions	—	—	—	—
Total Company	$474,328	$532,401	$2,008,976	$2,131,379

Service revenues
Device Solutions	$653	$1,164	$2,483	$3,248
Networked Solutions	29,091	25,721	115,078	103,797
Outcomes	64,536	53,578	237,608	202,413
Resiliency Solutions	3,049	—	3,049	—
Total Company	$97,329	$80,463	$358,218	$309,458

Total revenues
Device Solutions	$104,828	$108,537	$447,081	$476,577
Networked Solutions	351,953	413,142	1,557,321	1,650,075
Outcomes	111,827	91,185	359,743	314,185
Resiliency Solutions	3,049	—	3,049	—
Total Company	$571,657	$612,864	$2,367,194	$2,440,837

Adjusted gross profit
Device Solutions	$36,048	$28,827	$139,399	$123,464
Networked Solutions	147,858	144,950	608,576	597,780
Outcomes	46,591	40,103	142,904	118,073
Resiliency Solutions	2,317	—	2,317	—
Total Company	$232,814	$213,880	$893,196	$839,317

Adjusted segment operating income
Device Solutions	$27,917	$21,609	$108,717	$93,522
Networked Solutions	113,412	107,309	472,400	456,662
Outcomes	30,169	20,802	76,992	51,730
Resiliency Solutions	(109)	—	(109)	—
Total Company	$171,389	$149,720	$658,000	$601,914

Total Gross Margin	40.5%	34.9%	37.7%	34.4%

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)
	December 31, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$1,020,397	$1,051,237
Accounts receivable, net	367,794	350,473
Inventories	242,886	270,725
Other current assets	191,241	143,457
Total current assets	1,822,318	1,815,892

Property, plant, and equipment, net	112,193	115,428
Deferred tax assets, net	265,183	310,280
Other long-term assets	63,352	41,827
Operating lease right-of-use assets, net	29,341	28,957
Intangible assets, net	83,337	43,109
Goodwill	1,344,983	1,052,130
Total assets	$3,720,707	$3,407,623

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$156,288	$144,929
Other current liabilities	58,864	61,241
Wages and benefits payable	122,245	137,384
Taxes payable	16,618	19,689
Current portion of debt, net	459,522	—
Current portion of warranty	10,868	14,302
Unearned revenue	187,822	150,720
Total current liabilities	1,012,227	528,265

Long-term debt, net	788,805	1,242,424
Long-term warranty	7,350	7,839
Pension benefit obligation	61,998	59,537
Deferred tax liabilities, net	623	565
Operating lease liabilities	19,623	25,350
Other long-term obligations	91,885	132,215
Total liabilities	1,982,511	1,996,195

Equity
Common stock	1,661,350	1,689,835
Accumulated other comprehensive loss, net	(56,505)	(109,931)
Retained earnings (accumulated deficit)	111,751	(189,304)
Total Itron, Inc. shareholders’ equity	1,716,596	1,390,600
Noncontrolling interests	21,600	20,828
Total equity	1,738,196	1,411,428
Total liabilities and equity	$3,720,707	$3,407,623

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)	Year Ended December 31,
	2025	2024
Operating activities
Net income	$303,335	$241,124
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of intangible assets	49,517	56,277
Non-cash operating lease expense	11,915	20,597
Stock-based compensation	62,449	43,874
Amortization of prepaid debt fees	7,077	5,489
Deferred taxes, net	64,945	(38,791)
Loss on sale of business	79	597
Restructuring, non-cash	(25)	(191)
Other adjustments, net	(2,237)	(895)
Changes in operating assets and liabilities, net of acquisition and sale of business:
Accounts receivable	(4,215)	(49,138)
Inventories	32,682	5,969
Other current assets	(43,120)	15,165
Other long-term assets	(13,125)	(6,789)
Accounts payable, other current liabilities, and taxes payable	6,276	(35,388)
Wages and benefits payable	(18,623)	3,784
Unearned revenue	28,624	29,319
Warranty	(4,436)	210
Restructuring	(22,427)	(31,011)
Other operating, net	(52,739)	(22,027)
Net cash provided by operating activities	405,952	238,175

Investing activities
Net proceeds (payment) related to the sale of business	278	405
Acquisitions of property, plant, and equipment	(22,891)	(30,562)
Business acquisitions, net of cash and cash equivalents acquired	(325,044)	(34,105)
Other investing, net	(1,995)	850
Net cash used in investing activities	(349,652)	(63,412)

Financing activities
Proceeds from borrowings	—	805,000
Issuance of common stock	7,320	8,321
Payments on call spread for convertible offering	—	(108,997)
Repurchase of common stock	(100,000)	(100,000)
Prepaid debt fees	(2,213)	(21,872)
Other financing, net	(2,569)	(2,879)
Net cash provided by (used in) financing activities	(97,462)	579,573

Effect of foreign exchange rate changes on cash and cash equivalents	10,322	(5,148)
(Decrease) increase in cash and cash equivalents	(30,840)	749,188
Cash and cash equivalents at beginning of period	1,051,237	302,049
Cash and cash equivalents at end of period	$1,020,397	$1,051,237

About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, free cash flow, adjusted gross profit, adjusted operating income, and constant currency. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and other companies may define such measures differently. For a reconciliation of each non-GAAP measure to the most comparable financial measure prepared and presented in accordance with GAAP, please see the table captioned Reconciliations of Non-GAAP Financial Measures to the Most Directly Comparable GAAP Financial Measures.

We use these non-GAAP financial measures for financial and operational decision making and/or as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results. These non-GAAP financial measures facilitate management's internal comparisons to our historical performance, as well as comparisons to our competitors' operating results. Our executive compensation plans exclude non-cash charges related to amortization of intangibles and depreciation of property, plant, an equipment and certain discrete cash and non-cash charges, such as restructuring, loss on sale of business, strategic initiative expenses, or acquisition and integration related expenses. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they provide greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to analyze the health of our business.

Non-GAAP operating expenses and non-GAAP operating income – We define non-GAAP operating expenses as operating expenses excluding certain expenses related to the amortization of intangible assets, restructuring, loss on sale of business, strategic initiative expenses, and acquisition and integration related expenses. We define non-GAAP operating income as operating income excluding the expenses related to the amortization of intangible assets, restructuring, loss on sale of business, strategic initiative expenses, and acquisition and integration related expenses. Acquisition and integration related expenses include costs, which are incurred to affect and integrate business combinations, such as professional fees; certain employee retention and salaries related to integration; employee severance; contract terminations; travel costs related to knowledge transfer; system conversion costs; and asset impairment charges. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of expenses that are not related to our core operating results. By excluding these expenses, we believe that it is easier for management and investors to compare our financial results over multiple periods and analyze trends in our operations. For example, in certain periods, expenses related to amortization of intangible assets may decrease, which would improve GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense is not necessarily reflective of an improvement in our core business. There are some limitations related to the use of non-GAAP operating expenses and non-GAAP operating income versus operating expenses and operating income calculated in accordance with GAAP. We compensate for these limitations by providing specific information about the GAAP amounts excluded from non-GAAP operating expense and non-GAAP operating income and evaluating non-GAAP operating expense and non-GAAP operating income together with GAAP operating expense and operating income.

Non-GAAP net income and non-GAAP diluted EPS – We define non-GAAP net income as net income attributable to Itron, Inc. excluding the expenses associated with amortization of intangible assets, amortization of debt placement fees, restructuring, loss on sale of business, strategic initiative expenses, acquisition and integration related expenses, and the tax effect of excluding these expenses. We define non-GAAP diluted EPS as non-GAAP net income divided by diluted weighted-average shares outstanding during the period calculated on a GAAP basis and then reduced to reflect any anti-dilutive impact of the convertible notes hedge transactions. We consider these financial measures to be useful metrics for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP diluted EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP measures and evaluating non-GAAP net income and non-GAAP diluted EPS together with GAAP net income attributable to Itron, Inc. and GAAP diluted EPS.

Adjusted EBITDA – We define adjusted EBITDA as net income (a) minus interest income, (b) plus interest expense, depreciation and amortization, restructuring, loss on sale of business, strategic initiative expenses, acquisition and integration related expenses, and (c) excluding income tax provision or benefit. Management uses adjusted EBITDA as a performance measure for executive compensation. A limitation to using adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the items that we exclude in our calculation of adjusted EBITDA may differ from the items that our peer companies exclude when they report their results. We compensate for these limitations by providing a reconciliation of this measure to GAAP net income.

Free cash flow – We define free cash flow as net cash provided by operating activities less cash used for acquisitions of property, plant and equipment. We believe free cash flow provides investors with a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. The same limitations described above regarding our use of adjusted EBITDA apply to our use of free cash flow. We compensate for these limitations by providing specific information regarding the GAAP amounts in the reconciliation.

Adjusted gross profit – We define adjusted gross profit as gross profit excluding the amortization expense of core-developed technology intangible assets.

Adjusted operating income – We define adjusted operating income as operating income excluding the amortization of core-developed technology intangible assets.

Constant currency – We refer to the impact of foreign currency exchange rate fluctuations in our discussions of financial results, which references the differences between the foreign currency exchange rates used to translate operating results from the entity's functional currency into U.S. dollars for financial reporting purposes. We also use the term "constant currency", which represents financial results adjusted to exclude changes in foreign currency exchange rates as compared with the rates in the comparable prior year period. We calculate the constant currency change as the difference between the current period results and the comparable prior period's results restated using current period foreign currency exchange rates.

The tables below reconcile the non-GAAP financial measures of operating expenses, operating income, net income, diluted EPS, adjusted EBITDA, and free cash flow with the most directly comparable GAAP financial measures.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO THE MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)

TOTAL COMPANY RECONCILIATIONS	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
NON-GAAP OPERATING EXPENSES
GAAP operating expenses	$153,077	$151,150	$579,050	$575,207
Amortization of intangible assets (1)	(4,609)	(4,517)	(18,034)	(17,828)
Restructuring	(59)	(3,303)	(931)	(2,679)
Gain (loss) on sale of business	—	59	(79)	(597)
Strategic initiative	(170)	—	(1,736)	—
Acquisition and integration	(6,063)	(67)	(7,433)	(723)
Non-GAAP operating expenses	$142,176	$143,322	$550,837	$553,380

NON-GAAP OPERATING INCOME
GAAP operating income	$78,659	$62,730	$313,068	$264,110
Amortization of intangible assets	5,687	4,517	19,112	17,828
Restructuring	59	3,303	931	2,679
(Gain) loss on sale of business	—	(59)	79	597
Strategic initiative	170	—	1,736	—
Acquisition and integration	6,063	67	7,433	723
Non-GAAP operating income	$90,638	$70,558	$342,359	$285,937

NON-GAAP NET INCOME & DILUTED EPS
GAAP net income attributable to Itron, Inc.	$101,628	$58,107	$301,055	$239,105
Amortization of intangible assets	5,687	4,517	19,112	17,828
Amortization of debt placement fees	1,657	1,776	6,928	5,314
Restructuring	59	3,303	931	2,679
(Gain) loss on sale of business	—	(59)	79	597
Strategic initiative	170	—	1,736	—
Acquisition and integration	6,063	67	7,433	723
Income tax effect of non-GAAP adjustments	(1,909)	(5,555)	(6,883)	(6,446)
Non-GAAP net income attributable to Itron, Inc.	$113,355	$62,156	$330,391	$259,800

Non-GAAP diluted EPS	$2.46	$1.35	$7.13	$5.62

GAAP weighted average common shares outstanding - Diluted	46,080	46,036	46,323	46,187
Effect of call option transaction - 2021 Notes	—	—	(8)	—
Non-GAAP weighted average common shares outstanding - Diluted	46,080	46,036	46,315	46,187

(1) Excludes amortization of core-developed technology intangible assets.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO THE MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
TOTAL COMPANY RECONCILIATIONS	Three Months Ended December 31,		Twelve Months Ended December 31,
(Unaudited, in thousands, except per share data)	2025	2024	2025	2024
ADJUSTED EBITDA
GAAP net income attributable to Itron, Inc.	$101,628	$58,107	$301,055	$239,105
Interest income	(10,794)	(12,183)	(48,376)	(34,577)
Interest expense	5,563	5,591	22,451	15,379
Income tax provision	(17,205)	11,283	38,932	43,407
Depreciation and amortization	13,296	15,298	49,517	56,277
Restructuring	59	3,303	931	2,679
(Gain) loss on sale of business	—	(59)	79	597
Strategic initiative	170	—	1,736	—
Acquisition and integration	6,063	67	7,433	723
Adjusted EBITDA	$98,780	$81,407	$373,758	$323,590

FREE CASH FLOW
Net cash provided by operating activities	$119,321	$79,849	$405,952	$238,175
Acquisitions of property, plant, and equipment	(7,814)	(9,684)	(22,891)	(30,562)
Free Cash Flow	$111,507	$70,165	$383,061	$207,613

The tables below reconcile the non-GAAP financial measure of adjusted gross profit with the most directly comparable GAAP financial measure.

TOTAL COMPANY RECONCILIATIONS
	Three Months Ended December 31, 2025
(Unaudited, in thousands)	Device Solutions	Networked Solutions	Outcomes	Resiliency Solutions	Segments Subtotal
Total revenues	$104,828	$351,953	$111,827	$3,049	$571,657
Total cost of revenues	68,780	204,095	65,861	1,185	339,921
Gross profit	36,048	147,858	45,966	1,864	231,736
Gross margin	34.4%	42.0%	41.1%	61.1%	40.5%
Amortization of core-developed technology intangible assets	$—	$—	$625	$453	$1,078
Adjusted gross profit	36,048	147,858	46,591	2,317	232,814
Adjusted gross margin	34.4%	42.0%	41.7%	76.0%	40.7%

	Three Months Ended December 31, 2024
(Unaudited, in thousands)	Device Solutions	Networked Solutions	Outcomes	Segments Subtotal
Total revenues	$108,537	$413,142	$91,185	$612,864
Total cost of revenues	79,710	268,192	51,082	398,984
Gross profit	28,827	144,950	40,103	213,880
Gross margin	26.6%	35.1%	44.0%	34.9%
Amortization of core-developed technology intangible assets	$—	$—	$—	$—
Adjusted gross profit	28,827	144,950	40,103	213,880
Adjusted gross margin	26.6%	35.1%	44.0%	34.9%

	Year Ended December 31, 2025
(Unaudited, in thousands)	Device Solutions	Networked Solutions	Outcomes	Resiliency Solutions	Segments Subtotal
Total revenues	$447,081	$1,557,321	$359,743	$3,049	$2,367,194
Total cost of revenues	307,682	948,745	217,464	1,185	1,475,076
Gross profit	139,399	608,576	142,279	1,864	892,118
Gross margin	31.2%	39.1%	39.6%	61.1%	37.7%
Amortization of core-developed technology intangible assets	$—	$—	$625	$453	$1,078
Adjusted gross profit	139,399	608,576	142,904	2,317	893,196
Adjusted gross margin	31.2%	39.1%	39.7%	76.0%	37.7%

	Year Ended December 31, 2024
(Unaudited, in thousands)	Device Solutions	Networked Solutions	Outcomes	Segments Subtotal
Total revenues	$476,577	$1,650,075	$314,185	$2,440,837
Total cost of revenues	353,113	1,052,295	196,112	1,601,520
Gross profit	123,464	597,780	118,073	839,317
Gross margin	25.9%	36.2%	37.6%	34.4%
Amortization of core-developed technology intangible assets	$—	$—	$—	$—
Adjusted gross profit	123,464	597,780	118,073	839,317
Adjusted gross margin	25.9%	36.2%	37.6%	34.4%